Exhibit 99.1

Sino-Global Signs Asset Purchase Agreement

NEW YORK, April 13, 2015 /PRNewswire/ -- Sino-Global Shipping America, Ltd (NasdaqCM: SINO) (“Sino-Global” or the “Company”), a shipping agency, logistics and ship management services company today announced that it has entered into an Asset Purchase Agreement dated April 10, 2015 by and between Sino-Global and Rong Yao International Shipping Limited, a Hong Kong company (the “Vessel Seller”), pursuant to which the Company agreed to acquire, subject to a number of closing conditions, Rong Zhou, an 8,818 gross tonnage oil/chemical transportation tanker (the “Vessel”) from the Vessel Seller; and in connection therewith, the Company issued to the Vessel Seller 1.2 million shares of its restricted common stock representing $2,220,000 of the $10.5 million purchase price for the Vessel. Sino-Global and the Vessel Seller agreed that each of the 1.2 million shares issued to the Vessel Seller was valued at $1.85. In connection therewith, the Company agreed to file a registration statement covering the offer and resale of the 1.2 million shares issued to the Vessel Seller. Although the Company believes the acquisition of the Vessel will close on or about June 30, 2015, no assurances can be given when such closing will occur.

Mr. Lei Cao, Chief Executive Office of Sino-Global said, “This acquisition marks the next step of our turnaround story as we expand our business from being a service provider to an asset owner with an integrated, scalable service platform. We are extremely excited about the Vessel acquisition as we believe it will strengthen our operating cash-flows, broaden our revenue streams and enhance our ability to deliver sustainable earning growth.”

About Sino-Global Shipping America, Ltd.

Founded in the United States of America in 2001, Sino-Global Shipping America, Ltd. is a shipping agency, logistics and ship management services company. We are headquartered in New York with offices in Mainland China, Australia, Canada and Hong Kong. Our current service offerings consist of shipping agency services, shipping and chartering services, inland transportation management services and ship management services. For more information, please visit: www. Sino-global.com.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties some of which are identified in Sino-Global’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information, please contact:

Mr. Anthony S. Chan, CPA

EVP & Acting CFO

+1 718-888-1814